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Exhibit 10.1

MANAGEMENT AND ADMINISTRATION AGREEMENT
MIDWEST GENERATION, LLC

        This MANAGEMENT AND ADMINISTRATION AGREEMENT ("Agreement") is made and entered into effective as of April 27, 2004. The parties to this Agreement are Midwest Generation LLC, a Delaware limited liability company ("MWG"), and Midwest Generation EME, LLC, a Delaware limited liability company ("Midwest Gen EME"). Each of MWG and Midwest Gen EME is sometimes referred to herein individually as a "Party" and they are collectively designated as the "Parties".

RECITALS

A.
Midwest Gen EME provides centralized management and administration for the benefit of its subsidiaries and affiliates (as more particularly defined in Exhibit A attached hereto), including MWG.

B.
MWG benefits from such management and administration activities (collectively referred to as "M&A Activities") and agrees to reimburse Midwest Gen EME for direct and indirect costs attributable to such M&A Activities.

TERMS AND CONDITIONS

        In consideration of the promises set forth herein, and other good and valuable consideration, and with the intent to be legally bound, the Parties agree as follows:

        1.     Agreement Term. This Agreement shall commence as of the effective date set forth above and shall terminate in accordance with the provisions hereof.

        2.     Scope of Management and Administration Activities.

(a)
Management and administration can be more efficiently provided on a centralized basis by Midwest Gen EME. The scope of M&A Activities is described in Exhibit A.

(b)
Midwest Gen EME may engage third parties to perform the M&A Activities described in Exhibit A.

        3.     Cost Reimbursement and Payment.

(a)
The costs of the centralized management and administration incurred by Midwest Gen EME hereunder shall be segregated by functional area of M&A Activities. MWG agrees that costs incurred by Midwest Gen EME in providing the M&A Activities shall be reimbursed in accordance with Exhibit B, and, in any event, such cost reimbursement shall not exceed the amount that would have been due for the provision of comparable M&A Activities by an unrelated person.

(b)
Invoices for M&A activities shall show:

1)
All direct costs incurred directly for MWG, and

2)
Allocable costs incurred by function broken down by cost type.

(c)
Midwest Gen EME agrees that the cost reimbursement set forth in this Agreement (with respect to M&A Activities) constitutes Midwest Gen EME's entire reimbursement, and that no other liability related to such activities rests with MWG.

(d)
Midwest Gen EME's direct and indirect expenses do not include any home office cost allocations by EME or its parent companies.

(e)
Midwest Gen EME shall issue invoices from time to time, but not more often than monthly, for all M&A Activities performed under this Agreement. Invoices shall be in a form satisfactory to MWG and shall be supported by such documents as MWG may reasonably request. MWG shall have the right at any time to review the detailed charges that support the monthly invoices.

(f)
Invoices rendered under this Agreement shall be due and payable within ten (10) days of receipt by MWG. In the case of a dispute over amounts invoiced by Midwest Gen EME, MWG shall pay the undisputed portion of the invoice in full and promptly notify Midwest Gen EME of such dispute and the reasons therefor. Promptly after receipt of such a notice, the Parties shall consult together with a view to resolving the dispute, failing which either Party may seek resolution of the dispute in a court having venue and jurisdiction as provided in Paragraph 16. Any amounts owing under this Agreement which are not paid within thirty (30) days after the due date shall accrue interest at a rate equal to the lesser of (i) one and one-half percent (1.5%) per month or (ii) the maximum rate allowed by law. Notwithstanding the foregoing, if, at any given due date for payment of an invoice under this Agreement, the relevant restrictions in any financing arrangements binding upon MWG prohibit MWG from paying for such costs incurred by Midwest Gen EME in providing the M&A Activities in cash, then the Parties agree that such costs shall, from time to time, be recorded as a non-cash contribution of services by Midwest Gen EME.

        4.     Insurance. Midwest Gen EME and MWG waive all rights against each other and their directors, officers, partners, agents, subcontractors, and employees for damages covered by insurance during and after the completion of the M&A Activities.

        5.     Accounting Records. Midwest Gen EME shall maintain complete and accurate records in connection with this Agreement and all transactions related thereto and all such records shall be maintained for at least two years after the term of this Agreement. During the term of this Agreement and for two years thereafter, Midwest Gen EME shall make its books and records available to MWG and their duly authorized representatives for inspection and audit at Midwest Gen EME's regular place of business and during normal business hours to the extent necessary to verify the amounts claimed and to verify compliance with laws.

        6.     Termination/Modification. MWG may terminate this Agreement with or without cause upon fourteen (14) days prior written notice to Midwest Gen EME. In the event this Agreement is terminated, MWG shall pay for the portion of the M&A Activities performed through the date of termination (determined, if necessary, on a pro rata basis), as well as any other amounts due and payable to Midwest Gen EME as of the date of termination and, upon such payment, MWG shall have no further obligation to Midwest Gen EME. Following any notice of termination, Midwest Gen EME shall fully cooperate with MWG in all matters relating to the winding up of its pending M&A Activities on behalf of MWG and the orderly transfer of any such pending M&A Activities to such other persons as may be designated by MWG. Upon termination of this Agreement, Midwest Gen EME shall deliver to MWG all Work Product (as defined in Paragraph 8 below) and other information received from MWG. MWG's rights and remedies under this Paragraph 6 shall in no way limit MWG's rights as set forth in Paragraph 3 above or as otherwise provided by law.

        7.     Force Majeure. If either Party is prevented or delayed in performing its duties hereunder (other than MWG's duty to compensate Midwest Gen EME hereunder) due to an event of Force Majeure, the time provided for performance by such Party shall be extended for a period equal to the period by which its performance was prevented or delayed by Force Majeure. "Force Majeure" shall mean an event outside a Party's reasonable control, which event such Party is unable to prevent or provide against by the exercise of reasonable diligence, and shall include, but not be limited to, acts of God or the public enemy, war, insurrection, riot, civil commotion, fire, flood, explosion, hurricane, tornado, epidemic, earthquake, strikes and other labor disputes and changes (after execution of this Agreement) in applicable laws, regulations and orders of governmental authorities. The extension arising from a Force Majeure shall only be granted if notice is given by the Party requesting a delay to the other Party within ten (10) days of such Party's discovery of the event of Force Majeure.

        8.     Rights in Work Product. Except as set forth immediately below, Midwest Gen EME hereby grants to MWG, and MWG hereby accepts, the entire right, title and interest of Midwest Gen EME in and to the Work Product and to all copyrights, trade secrets, and other proprietary rights therein or based thereon. Midwest Gen EME reserves to itself the right to use the Work Product in connection with the rendering of M&A Activities to others. "Work Product" shall mean all data, documentation, software and information, in whatever form, first produced or created by or for Midwest Gen EME, or provided to or by Midwest Gen EME as a result of or related to the performance of the M&A Activities. Midwest Gen EME and MWG agree that if the Work Product or any portion thereof is copyrightable, it shall be deemed to be a "work made for hire," as such term is defined in the Copyright Laws of the United States.

        Midwest Gen EME hereby grants to MWG, and MWG hereby accepts, a non-transferable, perpetual, irrevocable, royalty-free, fully paid-up, worldwide and nonexclusive right and license to use the Background Work in connection with its use of the Work Product. "Background Work" shall mean all data, documentation, software and information, in whatever form, not first produced or created by or for Midwest Gen EME as a result of or related to the performance of the M&A Activities, but included in or with or necessary for the use of the Work Product or any portion thereof. Anything else in this Agreement notwithstanding, Midwest Gen EME shall retain any of its proprietary rights in and to the Background Work.

        9.     Representations. Each Party hereto represents that it is a limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and that performance of this Agreement will not violate any law, permit or agreement to which it is subject.

        10.   Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to be duly given when personally delivered by a commercial messenger service, supported by a receipt of delivery, or when delivered by facsimile transmission supported by receipt. Unless a Party changes its address by giving notice to the other Party as provided herein, notices shall be delivered to the Parties at the addresses set forth below:

Midwest Generation, LLC One Financial Place 440 South LaSalle Street, Suite 3500 Chicago, Illinois 60605 Attention: General Counsel Fax: 312-583-4998	Midwest Generation EME, LLC c/o Edison Mission Energy 18101 Von Karman Ave., Suite 1700 Irvine, California 92612 Attention: General Counsel Fax: 949-752-5624

        11.   Subcontracting. Midwest Gen EME shall have the right to have any of the M&A Activities accomplished by subcontractors. No subcontract shall in any way diminish Midwest Gen EME's obligations under this Agreement.

        12.   Governing Law. This Agreement and the obligations of the Parties hereunder shall be interpreted in accordance with and controlled by the laws of the State of Illinois without regard to the rules concerning conflicts of law.

        13.   Integration; Amendment. This Agreement constitutes the entire agreement of the Parties relating to the subject matter hereof. There are no promises, terms, conditions, obligations, or warranties other than those contained in this Agreement. This Agreement supersedes all prior communications, representations, or agreements, verbal or written, among the Parties relating to the subject matter hereof. Amendments to this Agreement shall not be valid unless evidenced in writing and executed by the Parties.

        14.   Waiver. No provision of this Agreement shall be deemed to have been waived unless such waiver is in writing signed by the waiving Party. No failure by any Party to insist upon the strict performance of any provision of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach, of such provision or of any other provision. No waiver of any provision of this Agreement shall be deemed a waiver of any other provision of this Agreement or a waiver of such provision with respect to any subsequent breach, unless expressly provided in writing.

        15.   Attorney's Fees. If any arbitration, suit or action arising out of or related to this Agreement is brought by any Party, the prevailing Party or Parties shall be entitled to recover the costs and fees (including without limitation reasonable attorneys' fees, the fees and costs of experts and consultants, copying, courier and telecommunication costs, and deposition costs and all other costs of discovery) incurred by such Party or Parties in such arbitration, suit or action, including without limitation any post-trial or appellate proceeding, or in the collection or enforcement of any judgment or award entered or made in such suit or action.

        16.   Jurisdiction; Venue; Service. The Parties each consent to the venue and jurisdiction of any state and federal court located in Illinois. Each Party agrees that service of process may be made upon it wherever it can be located or by certified mail directed to its address for notices under this Agreement.

        17.   Successors and Assigns. This Agreement shall be binding upon and shall be to the benefit of the Parties and their respective successors and assigns; provided, however, that, except for assignments by MWG to its affiliate(s), neither Party shall assign any of its rights or delegate or subcontract the performance of any of its duties under this Agreement without the prior written consent of the other Party; and any such assignment or subcontract without obtaining prior written consent shall be void.

        18.   Counterparts; No Third-Party Beneficiary Rights. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one agreement binding on all Parties, notwithstanding that all Parties are not signatories to the same counterpart. No person not a Party to this Agreement is an intended beneficiary of this Agreement, and no person not a Party to this Agreement shall have any right to enforce any term of this Agreement.

        19.   Miscellaneous. The section headings in this Agreement are included for convenience only; they do not give full notice of the terms of any portion of this Agreement and are not relevant to the interpretation of any provision of this Agreement. All schedules and exhibits referenced in and attached to this Agreement are by this reference incorporated into and made a part of this Agreement. Any provision of this Agreement that is deemed invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement.

        20.   Limitation of Liability. Neither Party shall be liable to the other Party, whether in contract, in tort (including negligence and strict liability), under any warranty or otherwise, for any special, indirect or consequential loss or damage of any nature whatsoever, including, without limitation, loss of use of equipment or power system, costs of capital, loss of profits or revenues or the loss of use thereof, cost of purchased or replacement power (including additional expenses incurred in using existing power facilities or claims of MWG arising out of or related to this Agreement), and Midwest Gen EME's total cumulative liability arising from, or with respect to, the M&A Activities performed hereunder, whether based in contract or in tort (including negligence and strict liability), under any warranty or otherwise, shall not exceed the actual amount paid to Midwest Gen EME hereunder (with respect to M&A Activities).

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

MIDWEST GENERATION, LLC		MIDWEST GENERATION EME, LLC
By:	/s/ STEVEN D. EISENBERG Steven D. Eisenberg, Vice President	By:	/s/ JOHN P. FINNERAN John P. Finneran, Jr., Vice President

Attachments:

Exhibit A—Definition of M&A Activities
Exhibit B—Cost Reimbursement of M&A Activities

EXHIBIT A
DEFINITION OF M&A ACTIVITIES

        For purposes of this Agreement, the term "M&A Activities" shall mean management, legal, payroll, human resources, accounting, legal, government affairs, tax and other professional services, environmental, procurement and any other similar activity necessary or desirable for MWG or its business.

EXHIBIT B
COST REIMBURSEMENT OF M&A ACTIVITIES

        For purposes of this Agreement, Midwest Gen EME shall invoice directly identifiable legal and accounting costs incurred for the sole benefit of MWG are an actual basis with no mark-up or fee (such costs shall be identified as Direct Costs). For M&A Activities which are not directly for the benefit of MWG, Midwest Gen EME will allocate the costs incurred in each function area on the following basis:

  a)
  Departments:            Payroll and Human Resources

    Allocation basis            Total payroll costs (labor and benefits)

  b)
  Department:            Government Affairs

    Allocation basis            100% to MWG

  c)
  Department:            Legal

    Allocation basis            Ratio of outside legal costs incurred.

  d)
  Department:            IT Chicago

    Allocation basis            Ratio of terminals at plant sites

  e)
  Departments:            Headquarters/Administration, Office Services, Financial Planning

    Allocation basis            Total payroll costs (labor and benefits)

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MANAGEMENT AND ADMINISTRATION AGREEMENT MIDWEST GENERATION, LLC